Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2005, except Note 15 as to which the date is October        , 2005, in the Registration Statement (Amendment No. 7 to Form S-1 No. 333-124971) and related Prospectus of Cbeyond Communications, Inc. and Subsidiaries for the registration of its common stock.

Atlanta, Georgia	Ernst & Young LLP
October , 2005

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 15 to the consolidated financial statements.

/s/ Ernst & Young LLP

Atlanta, Georgia
October 4, 2005